Exhibit 10.2
SUB-LEASE
ARTICLE 1 — BASIC TERMS and SPECIFIC TERMS
1.1	The Basic Terms of the Sub-Lease are:

(a)	Landlord:	DISCOVERY PARKS INCORPORATED

(b)	Landlord’s address:	602 -1401 WEST BROADWAY VANCOUVER, B.C. V6H 11-12

(c)	Tenant:	CHEMOKINE THERAPEUTICS INC.

(d)	Tenant’s address:	Room F-328-2211 Westbrook Mall Vancouver, B.C. V6T 2B5

(e)	Covenantor:	Not Applicable

(f)	Covenantor’s address:	Not Applicable

(g)	Premises:	202 & 208 — 2386 East Mall, Vancouver, B.C.
(h)	Rentable Area of Premises: Suite 202 — 1,335 S.F.; Suite 208 — 660 S.F.

(i)	Term: Two (2) years commencing on the Commencement Date

(j)	Commencement Date: June 1, 2000 subject to availability of each premises. The current tenants will vacate at such time as their new premises in the Donald Rix. Building is available, such dates not to be later than September 30, 2000;

(k)	Fixturing Period: Not applicable.

(l)	Basic Rent:

Suite	PSF Per Annum	Per Annum	Per Month
202	$17,50	$23,362.56	$1,946.88
208	$14.00	$9240.00	$770.00
(m)	Research Activity: Biopharmaceuticals work making compounds and testing on cell systems and related office activities.

(n)	Parking Permits: 4 permits at the Commencement Date of the Term.

(o)	Deposit: $8,359.75

(p)	Landlord’s Work: The Premises is being leased on an “As-Is” basis. No Landlord’s Work to be done.

(q)	Costs of Changes to Landlord’s Work: N/A

(r)	Renewal Term: One (1) Option to Renew for a term of 1 year (the “Renewal Term”)

     The Parties, in consideration of the covenants and agreements in this Sub-Lease contained, covenant and agree each with the other that the Basic Terms, Standard Provisions and schedules attached hereto shall form the Sub-Lease, and the Parties shall be bound by the same. Each reference in the Sub-Lease to any of the Basic Terms shall be construed to include the provisions set forth in Article I as well as all of the Standard Provisions where the Basic Terms are more fully set forth.
     IN WITNESS WHEREOF the Landlord, the Tenant and the Covenantor have executed this Sub-Lease as of the 23rd day of June, 2000.

Landlord: DISCOVERY PARKS INCORPORATED
/s/ authorized agent

Tenant: CHEMOKINE THERAPEUTICS INC
/s/ authorized agent

STANDARD TERMS
ARTICLE 2 — DEFINITIONS AND SCHEDULES
     2.1 In this Sub-Lease:
(a)	“Activities” means the Research Activities as defined in this Sub-Lease carried on by the Tenant or any subtenant or occupant on or about the Premises or the Lands and includes all acts, processes and operations comprised in those activities and all other acts and operations of the Tenant or any subtenant or occupant performed or carried on by any of them. on or about the Premises or the Lands;

(b)	“Additional Pollution” means Pollution of the Lands or Building as disclosed by a Further Audit and which is not Existing Pollution or the result of the migration of Pollution onto the Lands or Building;

(c)	“Affiliate” has the meaning ascribed to it in the Company Act of British Columbia;

(d)	“Article” means an Article in this Sub-Lease and includes all clauses therein;

(e)	“Audit” means the environmental investigation of the Lands and Building performed by E.B.A. Engineering Consultants Ltd. and dated February, 1994;

(f)	“Authority” means any government agency, body, corporation, organization, department or authority responsible for administering or enforcing any Law;

(g)	“Basic Terms” means the terms as described in Article 1, clause 1.1 of this Sub-Lease;

(h)	“Building” means the building situate on the Lands within which the Premises are located and all improvements thereto;

(i)	“Business Days” mean Monday to Friday inclusive in each week, save and except any such day that shall be declared a statutory holiday in British Columbia;

(j)	“Campus” means the lands and premises situate west of the Point Grey District of Vancouver, British Columbia and shown in heavy outline in Schedule B attached hereto and forming part hereof;

(k)	“Commencement Date of Term” means that date as specified in the Basic Terms, but subject to the provisions of Article 4 herein;

(l)	“Common Areas and Facilities” means those areas and facilities of the Lands and/or the Building that are designated by the Landlord as common areas and facilities, which designation may be changed by the Landlord from time to time, including but not limited to the electrical, mechanical, heating, ventilating, air-conditioning, plumbing and drainage systems, the roof, exterior walls and entrances, canopies, elevator, lighting, fire prevention, security and installations and any enclosures therefor;
(m)	“Complementary Facilities” means facilities on the Campus such as roadways, parking areas and other improvements which are to be used in connection with the operations of the Tenant and others;

(n)	“Consultant” means any qualified environmental consultant designated in writing by the Landlord;

(o)	“Development Guidelines” means those guidelines identified from time to time as such by the Head Landlord for the orderly development and operation of buildings on the Campus or any improvements thereon;

(p)	“Easement Area” means those areas shown in heavy outline and in cross hatch on plan LMP22687 deposited in the Vancouver Land Title Office on April 18, 1995, comprising 1.14 ha and 0.202 ha., more or less;

(q)	“Environment” has the meaning given to it in the Canadian Environment Protection Act (Canada) from time to time;

(r)	“Exclusive Supplier” means a manufacturer and/or supplier of products or services with whom the Head Landlord has entered into a Strategic Alliance for the exclusive advertising, supply and sale of that manufacturer’s or supplier’s products and/or services throughout the Campus;

(s)	“Existing Pollution” means the Pollution of the Lands or Building, if any, disclosed by the Audit;

(t)	“Further Audit” means an environmental audit of the Lands and Building performed by the Consultant on behalf of the Landlord or the Head Landlord to determine the existence, nature and extent of any Additional Pollution and to determine what Remedial Action if any is necessary with respect to any Additional Pollution and to determine the cost of remediating that Additional Pollution;

(u)	“Head Landlord” means The University of British Columbia;

(v)	“Head Lease” means the lease of the Lands between the Head Landlord as landlord and the Landlord as tenant and dated for reference July 15, 1999, a copy of which is available at the office of the Landlord for the review of the Tenant;

(w)	“Landlord’s Work” means work to be carried out and completed by the Landlord as described in the Basic Terms;

(x)	“Lands” means those lands forming part of the Campus situate at the north east corner of the Agronomy Road/East Mall intersection of the Campus comprising 0.139 ha., more or less and shown in heavy outline and dotted on Reference Plan LMP22687 deposited in the Vancouver Land Title Office on April 18, 1995. The entire parcel of which the Lands form a part is legally described as:

Vancouver Assessment Area
Parcel Identifier 015-940-357
DL 4805
Except portions in plan 9301 and
SRW plan 20570;
(y)	“Law” means any Federal, Provincial, Municipal and other governmental laws and regulations relating to protection of the environment or its Pollution including without limitation, the Canadian Environmental Protection Act (Canada) and the Waste Management Act (British Columbia) and the regulations made under them and includes any amendment, revision, re-enactment or replacement of any such Law, regulation or by-law;

(z)	“Lease Year” means after the reference date of this Sub-Lease, the 12 month period commencing on January 1 and ending on December 31 during each year of the Term, provided that the first Lease Year shall commence on the Commencement Date set out in Article 4 and end on the last day of the following December and the last Lease Year shall end on the last day of the Term and commence on the preceding first day of January;

(aa)	“Main Campus Plan” means The University of British Columbia Main Campus Plan 1992 as adopted by the UBC Board of Governors and as amended up to the date of the Head Lease;

(bb)	“Medium” means any land, water or air and includes the Lands, Building and Premises;

(cc)	“Normal Business Hours” means the hours on Business Days from 8:00 a.m. to 6:00 p.m.;

(dd)	“Notice of Non-Compliance” means any written notice, requisition, requirement or order made by an authority having jurisdiction under any Law relating to the Lands or Building, Pollution of the Lands or Building or the Activities;

(ee)	“Occupancy” means the Premises are substantially ready for occupancy by the Tenant to carry on its permitted uses under this Sub-Lease, regardless of whether the Tenant actually occupies the Premises;

(ff)	“Operating Expenses” means the total of the Landlord’s costs and expenses for any period of every kind and nature incurred in connection with the management, operation, maintenance, repair and replacement of the Lands and Building and every part thereof, such costs and expenses to include without limitation and without duplication of expense:
(i)	The total annual cost incurred by the Landlord of insuring the Head Landlord, the Landlord, the Lands, the Building, and the improvements and equipment and other property in the Building and facilities of the Building against property damage, rental loss, general liability and such other perils as the Landlord or Head Landlord may require, acting reasonably, from time to time, in such manner, with such companies and firms, with such coverage and in such amounts as the Landlord, or its mortgagees or the Head Landlord may, from time to time, determine;
(ii)	costs of janitorial, security services and devices and patrols, cleaning, snow and ice removal, garbage and waste collection and disposal, operating and maintaining supply loading and receiving areas and truck docks;

(iii)	costs of lighting, (including ballasts, starters and tubes but excluding specialty lighting installed by or for tenants) electricity, telephone, gas, steam, hot and cold water, and all other utilities, loud-speakers, public address and musical broadcasting systems, fire prevention and alarm systems and the cost of any signs;

(iv)	salaries and wages of all personnel including supervisory personnel and head office personnel who perform duties with respect to the Lands and Building and the operations of the Landlord with respect to the Lands and Building, including contributions towards usual fringe benefits, unemployment insurance, pension plan contributions and similar contributions, provided that if the personnel are employed in performing duties for properties in addition to the Lands and Building, then such part of the salaries and wages and other costs as are attributable to the work done on other properties shall not be included in Operating Expenses;

(v)	the rental and cost of acquisition, provision, operation, maintenance, repairs and replacement of any equipment including telephone entry systems, security devices and services;

(vi)	the cost of building supplies used by the Landlord in the cleaning and maintenance of the Lands and Building and the costs of employee uniforms and drycleaning;

(vii)	heating, air-conditioning and ventilation costs for the Building;

(viii)	service contracts with independent contractors for goods and services supplied to the Lands and Building;

(ix)	repair and replacements (except where the cost of any such replacements are directly attributable to inherent structural defects) to and maintenance, decoration and operation of the Lands and surrounding areas and Building including all fixtures, the cost of gardening and landscaping maintenance and any grade level improvements and equipment;

(x)	depreciation and interest costs with respect to machinery, equipment, systems, property or facilities installed in or used in connection with the Lands or Building;

(xi)	energy saving expenses for the Building;

(xii)	engineering, accounting, legal and other consulting and professional services, including the cost of preparing statements of Operating Expenses;

(xiii)	a fee for the management of the Lands and the Building incurred by the Landlord with third party managers, or if the Landlord manages the Building, 4% of the total rent for the Building, calculated as if the Building was fully leased at market terms and occupied;

(xiv)	all costs payable by the Landlord pursuant to the Head Lease, including without limitation and without duplication, the Service Levy and all charges by the Head Landlord under the Head Lease except the Minimum Rent and Net Rent as defined in the Head Lease;

(xv)	all other property management costs, expenses and outlays incurred by the Landlord with respect to the Lands and the Building, the supply of office space and services attributable to the Lands and Building and the operation and management thereof;
and there shall be deducted from such costs and expenses to the extent the same have been included in costs and expenses:
(xvi)	amounts directly chargeable (as distinguished from shared costs) by the Landlord to the Tenant hereunder or which would be similarly directly chargeable to another tenant as otherwise provided herein or in such tenant’s lease, and amounts for marketing, commissions for leasing premises and expenditures for tenant inducements;

(xvii)	costs for which the Landlord is reimbursed by the proceeds of insurance claims to the extent of such reimbursement.
If the Building is not 100% completed or occupied during the whole of any period for which Operating Expenses are being calculated, the Operating Expenses shall be calculated by including such additional costs as would have been incurred if the Building had been 100% completed and occupied during such period, as reasonably determined by the Landlord;
(gg)	“Parties” shall mean the parties to this Sub-Lease;

(hh)	“Person” includes a person, firm, corporation, partnership, group of persons, or any combination of them, and the personal or other legal representatives of such person to whom the context can apply at law;

(ii)	“Pollute” is a verb which means to Release into or unto any Medium any Substance that:
(i)	alters the physical, biological or chemical nature of that Medium,

(ii)	alters the capacity of the Medium to support any living thing whether animal or plant life,

(iii)	injures or is capable of injuring the health or safety of a person in or near the Medium,

(iv)	injures or is capable of injuring property or any life form in or near the Medium,

(v)	interferes with or is capable of interfering with visibility or the dispersion of light or any photochemical activity within the Medium,

(vi)	interferes with or is capable of interfering with normal conduct of business in, on, near or from the Medium,

(vii)	causes or is capable of causing physical discomfort to a person in, on or near the Medium,

(viii)	damages or is capable of damaging the Environment, or

(ix)	is Special Waste,
and such Release is prohibited, regulated, controlled or licensed under any Law and “Polluted” is an adjective and “Pollution” and “Pollutant” are nouns which have meanings that correspond to the meaning contained in this clause.
(jj)	“Premises” means the portion of the Building hereby leased to the Tenant designated as “Premises” on the sketch attached hereto as Schedule “C”. The Landlord may make variations to the boundaries of the Premises from those shown on Schedule C provided that the variations do not materially adversely affect the use of the Premises for the purpose provided herein;

(kk)	“Prime Rate” means the rate of interest per annum (regardless of how or when calculated) designated from time to time by the Landlord’s principal banker (the “Bank”) as being the prime commercial lending rate (now commonly known as the Bank’s prime rate) charged by the Bank for demand loans in Canadian funds made at the main branch of the Bank in Vancouver, British Columbia, and if at any time there is more than one prime commercial lending rate of the Bank then the Prime Rate shall be the highest prime commercial lending rate of the Bank;

(ll)	“Release” includes release, store, manufacture treat, generate, transport, spill, leak, pump, pour, dump, abandon, emit, empty, discharge, spray, inoculate, deposit, seep, throw, place, exhaust, inject, escape, leach, dispose, infuse or introduce;

(mm)	“Remedial Action” means any act, measure, work or thing done, taken, carried out, acquired or constructed that is or may be reasonably necessary to investigate, assess, control, abate, dissipate, render harmless, mitigate or remove Pollution in accordance with the requirements of any Authority having jurisdiction over a Pollutant;

(nn)	“Rent” means the Rent set out in clause 5.1 and all other money payable by the Tenant under this Sub-Lease whether or not designated as “Rent”, excluding goods and services taxes payable by the Tenant;

(oo)	“Rentable Area” means an area which, in the case of the Building, shall be calculated as if the entire Building were let to tenants occupying whole floors; in the case of premises occupying a whole floor, shall include the area occupied, measured from the interior glass line of exterior glazing and shall include elevator lobbies, washrooms, electric and communication closets, janitor’s closets, flues, wet stacks, venting and ducting shafts, vertical ducts and the walls enclosing them and other closets within and exclusively serving that floor, and a portion of electrical and other equipment rooms in the Building, main lobbies and meeting rooms available in the Building for the use of tenants as determined by the Landlord, acting reasonably; in the case of premises occupying less than a whole floor, shall include the area occupied measured from the interior glass line of exterior glazing to the office side of corridor walls and to the centre of partitions separating the premises from adjoining premises, to which shall be added a portion as determined by the Landlord, acting reasonably so as to provide for the Basic Rent payable as if whole floors were rented, of the area of the corridors, elevator lobbies, washrooms, electric and communication closets, janitor’s closets, flues, wet stacks, shafts, vertical ducts and the walls enclosing them, other closets within and exclusively serving that floor, electrical and other equipment rooms in the Building, main lobbies and meeting rooms in the Building for the use of tenants; but Rentable Area shall not include pipe shafts for the air handling unit, stairs (unless installed for the exclusive benefit of a tenant), or elevator shafts; and no deductions shall be made for vestibules inside the Building line or for columns and projections necessary to the Building;
(pp)	“Research Activity” means the carrying on or application of scientific and technological research and development as described in the Basic Terms in cooperation with governments, business and industry, foundations, universities and other educational institutions in the application of science and technology for the development of industry in British Columbia and shall, subject to the other terms of this Sub-Lease, include the right of the Tenant to develop and construct prototypes of goods or products, for the purpose of further research, development and testing as part of the carrying on of the Research Activity. In the process of developing the scientific and technological research and development, certain goods and products may be offered for sale;

(qq)	“Sales Taxes” means any and all taxes, fees, charges, assessments, rates, levies, duties and excises (whether characterized as sales taxes, purchase taxes, value added taxes, goods and services taxes or any other form of tax) which are imposed on the Tenant or the Landlord or for which the Landlord or Tenant is obliged to pay, or to collect from the Tenant, and which are levied, rated or assessed on the act of entering into this Sub-Lease or otherwise on account of this Sub-Lease, on the use or the occupancy of the Lands and Building or any portion of the Lands and Building, on the Rent payable under this Sub-Lease or any portion of the Rent or in connection with the business of renting the Lands or Building or any portion thereof and include all such taxes, fees, charges, assessments, rates, levies, duties and excises with respect to:
(i)	any or all amounts paid or payable by the Landlord for goods and services, repairs, maintenance, real estate taxes, insurance, and all other outlays and expenditures (including capital expenditures) for and in connections with the Lands and the Building, including without limiting the generality of the foregoing, repairs, maintenance and replacements in respect of the Building;
(ii)	any or all amounts paid or payable by the Tenant pursuant to this Sub-Lease, including Rents; and

(iii)	this Sub-Lease or services or goods supplied or provided or deemed to have been supplied or provided by the Landlord or which the Landlord is deemed responsible to provide in accordance with the terms of this Sub-Lease or the consideration for such goods and services, whether in each case characterized as goods and services tax, sales tax, multi-stage sales tax, value added tax, consumption tax or any other tax, levy, duty or assessment. Provided however, Sales Taxes shall exclude income tax under Part I of the Income Tax Act of Canada, the Tenant’s Taxes and the Taxes;
(rr)	“Service Levy” means the charge levied by the Head Landlord against the Landlord for the use of certain services, sometimes provided by municipalities or other public authorities and for the use of the Complementary Facilities both of which are provided by the Head Landlord to all tenants located on the Campus;

(ss)	“Special Waste” has the meaning given to it in the Waste Management Act (British Columbia) but if the Waste Management Act (British Columbia) is repealed, “Special Waste” has the meaning given to it on the day immediately proceeding the repeal of that Act or if that Act is amended so that the term “Special Waste” is no longer used in it then “Special Waste” has the same meaning as the term which replaces it in that Act;

(tt)	“Strategic Alliance” means the exclusive sponsorship, advertising and/or supply arrangements set out in any agreement that the Head Landlord has entered into in writing with an Exclusive Supplier whereby restrictions are imposed on the activities of the occupants of premises on the Campus and pursuant to which the Landlord has an obligation to observe such restrictions and to have each tenant covenant to observe such restrictions;

(uu)	“Sub-Lease” means this Sub-Lease, including all schedules attached hereto and forming part hereof and any amendments in writing signed by the Parties;

(vv)	“Substance” means any hazardous material or matter, whether in liquid, solid, gas or other form, that is prohibited, regulated, controlled or licensed by any Laws;

(ww)	“Taxes” means all taxes, fees, levies, charges, assessments, rates, duties and excises which are or may hereafter be levied, imposed, rated or assessed upon or with respect to the Lands and Building or any part of the Lands and Building or any personal property of the Landlord used therefor, by the Government of Canada, the Government of British Columbia, or any political subdivision, political corporation, district, municipality, city, aboriginal group or other political or public entity, whether or not now customary or in the contemplation of the parties on the date of this Sub-Lease. Without restricting the generality of the foregoing, Taxes shall include all:
(i)	real property taxes, general and special assessments and capital taxes, and business taxes of the Landlord with respect to the Lands or Building or the undertaking of the Landlord thereon,

(ii)	taxes, fees, levies, charges, assessments, rates, duties and excises for transit, housing, schools, police, fire, sewer or other governmental services or for purported benefits to the Lands and Building,

(iii)	local improvement taxes, service payments in lieu of taxes, and taxes, fees, levies, charges, assessments, rates, duties and excises, however described, that may be levied, rated or assessed as a substitute for, or as an addition to, in whole or in part, any property taxes or local improvement taxes, and

(iv)	costs and expenses including legal fees and other professional fees and interest and penalties on deferred payments, incurred by the Landlord in contesting or appealing any taxes, assessments, rates, levies, duties, excises, charges or other amounts as aforesaid, but Taxes shall exclude income tax under Part I of the Income Tax Act of Canada, the Tenant’s Taxes and the Sales Taxes. If the Building is not 100% completed or occupied during the whole of any period for which Taxes are being calculated, the Taxes shall be calculated by including such additional amounts as would have been assessed if the Building had been 100% completed and occupied during such period, as reasonably determined by the Landlord;
(xx)	“Tenant’s Proportionate Share” means that proportion, the numerator of which is the Rentable Area of the Premises and the denominator of which is the Rentable Area of the Building;

(yy)	“Tenant’s Taxes” means all taxes, fees, levies, charges, assessments, rates, duties and excises which are now or may hereafter be levied, imposed, rated or assessed by any lawful authority relating to or in respect of the business of the Tenant or relating to or in respect of personal property and all business and trade fixtures, machinery and equipment, cabinet work, furniture and movable partitions owned or installed by the Tenant or being the property of the Tenant, or relating to or in respect of improvements to the Lands built, made or installed by the Tenant or on behalf of the Tenant or at the Tenant’s request whether any such amounts are payable by law by the Tenant or by the Landlord and whether such amounts are included by the taxing authority in the Taxes;

(zz)	“Term” means the period of time described in Article 4 hereof;

(aaa)	“Transferee” means the assignee, subtenant, purchaser, mortgagee or other party acquiring an interest in this Sub-Lease from the Tenant;

(bbb)	“Works” means any alteration, improvement, structure, building or work constructed or to be constructed by or on behalf of the Tenant on the Lands.
SCHEDULES
     2.2 The following schedules attached hereto form part of this Sub-Lease:

Schedule A.	—	Landlord’s Work
Schedule 13	—	Plan of Campus
Schedule C	—	Premises
Schedule D	—	Exclusive Suppliers
ARTICLE 3 — DEMISE AND EASEMENT
     3.1 In consideration of the Rent prescribed herein and the faithful performance by the Tenant of the terms, covenants and conditions herein on the part of the Tenant to be kept and performed the Landlord hereby leases to the Tenant and the Tenant hereby leases from the Landlord the Premises for the Term.
     3.2 For the Term the Tenant shall be entitled, in common with all others entitled thereto, to the enjoyment as appurtenant to the Premises, for itself, its invitees and licensees, of the right, privilege and license over the common roadways on the Campus for the purposes of access and egress to and from the Premises. The Head Landlord may alter the boundaries or change the location of any of the roadways and walkways from time to time so long as adequate access to and egress from the Premises is provided.
     3.3 The Tenant’s entitlement to park on the Campus is subject to the Tenant satisfying the rules and regulations of the Head Landlord generally adopted for parking on the Campus. The Tenant and its invitees and licensees shall not park except in the areas designated by the Head Landlord for parking, and then only with valid parking permits permitting parking in such area properly displayed in accordance with the rules and regulations adopted by the Head Landlord from time to time. The Tenant shall pay all fees imposed by the Head Landlord for parking, and all fines and charges (including without limitation, charges for impounding and towing) imposed on the vehicles of the Tenant, its invitees and licensees. At the Commencement Date of the Term the Tenant shall be entitled, at the Tenant’s cost, to the number of parking permits described in the Basic Terms and provided that the Tenant then acquires such permits, the Tenant shall be responsible for the costs of such parking permits and the due observance and performance of the rules and regulations imposed by the Head Landlord from time to time with respect to the same.
     3.4 The Tenant shall not register this Sub-Lease in the appropriate land title office or elsewhere without the prior written consent of the Landlord, which consent may require the Tenant to post with the Landlord security for the performance of the Tenant’s obligations and shall require the Tenant to bear all costs of registration and of preparation and registration of appropriate plans and of registration of a discharge of this Sub-Lease at the termination of the same, if registered.

ARTICLE 4 — TERM OF SUB-LEASE
     4.1 Subject to the provisions of clause 4.2, the Term of this Sub-Lease shall commence on the date described as the Commencement Date of the Term in the Basic Terms and shall continue for the Term described in the Basic Terms unless sooner terminated as herein provided.
     4.2 If the Landlord is delayed in completing the Landlord’s Work or providing possession of the Premises for any reason other than due to a default of the Tenant, the Commencement Date of the Term shall be extended to the date that is the number of days set out in the Basic Terms as the fixturing period after the date that the Landlord has notified the Tenant that the Tenant may have non-exclusive access to the Premises for the purpose of installing the Tenant’s trade fixtures. If the Landlord is delayed in providing possession of the Premises due to the Tenant’s default, the Landlord may elect to terminate this Sub-Lease and the deposit described in the Basic Terms and all amounts payable by the Tenant for the Landlord’s Work shall be immediately due and payable by the Tenant to the Landlord as an estimate of the damages suffered by the Landlord for the Tenant’s default, or the Landlord may elect to continue this Sub-Lease and enforce the terms thereof whereupon the Commencement Date of the Term shall be that date set out in the Basic Terms as the estimated Commencement Date of the Term.
ARTICLE 5 — RENT AND DEPOSIT
     5.1 The Tenant covenants and agrees to pay to the Landlord, or as the Landlord may in writing direct, Rent which shall be the aggregate of the sums specified in clauses (a), (b) and (c) of this clause:
(a)	as Basic Rent the sum per square foot of Rentable Area of the Premises per annum as set out in the Basic Terms;

(b)	the Tenant’s Proportionate Share of Operating Expenses and Taxes charged for each Lease Year; and

(c)	all other amounts payable by the Tenant to the Landlord as provided in this Sub-Lease.
     5.2 The Tenant shall also pay all costs and all utilities referred to in clause 5.6, all Tenant’s Taxes, and all Sales Taxes. The Landlord shall be entitled to collect any such amount that is not so paid by the Tenant as rent in arrears.
     5.3 The Tenant shall pay the Basic Rent in equal monthly installments in advance on the first day of each month in the amounts as set out in the Basic Terms, and the Tenant shall pay the rent described in clause 5.1(b) and clause 5.2 from time to time in accordance with the provisions of Article 6.
     5.4 The Tenant shall pay the Deposit as set out in the Basic Terms and the Landlord may apply the same against amounts due by the Tenant to the Landlord in the Landlord’s sole discretion. If the Landlord has not applied the said Deposit, it shall be credited against the amounts payable for the last months’ Rent, with the monies applied firstly against the amount payable for the last month’s Rent.
     5.5 The Tenant shall deliver to the Landlord at its request receipts for payments of all Taxes and Tenant’s Taxes payable by the Tenant, notices of assessments for Taxes or Tenant’s Taxes or other assessments received by the Tenant that relate to the Premises, and whatever other information relating to Taxes and Tenant’s Taxes that the Landlord reasonably requests from time to time. The Tenant shall deliver to the Landlord at least 10 days before the last date for filing appeals, notice of any appeal or contestation that the Tenant intends to institute with respect to Taxes or Tenant’s Taxes payable by the Tenant and obtain the prior written consent of the Landlord for the appeal or contestation, which consent shall not be unreasonably withheld. If the Tenant obtains the Landlord’s consent and does not pay the Taxes or Tenant’s Taxes before the appeal or contestation, the Tenant shall deliver to the Landlord whatever security for the payment of the Taxes or Tenant’s Taxes as the Landlord reasonably requires, and the Tenant shall promptly and diligently prosecute the appeal or contestation, and keep the Landlord informed on all aspects of it. The Tenant shall indemnify and save the Landlord harmless from all loss, cost, charges and expenses arising from Taxes or Tenant’s Taxes as well as any taxes, rates, levies and assessments that may be levied or imposed in place of Taxes or Tenant’s Taxes, whether against the Landlord or the Tenant including but not limited to, increases in Taxes or Tenant’s Taxes arising out of an appeal or contestation by the Tenant. The Tenant shall deliver to the Landlord any security for such an increase in Taxes or Tenant’s Taxes or any other taxes that the Landlord reasonably requires.
     5.6 The Landlord and Tenant agree that this Sub-Lease is absolutely net to the Landlord except as otherwise provided in this Sub-Lease, and that all costs with respect to the Premises, and the Tenant’s Proportionate Share of all costs with respect to the Lands and Building, without duplication, shall be paid by the Tenant and without limiting the generality of the foregoing, the Tenant shall pay promptly as the same become due and indemnify the Landlord against:
(a)	the costs of all utilities and other services required by the Tenant to properly service the Premises;

(b)	all rates for electricity, gas, scavenging, sewage, telephone, water, steam and other utilities and services used upon or furnished to the Premises during the Term;

(c)	all costs of all maintenance, repairs and replacements to the Premises except as provided in clause 19.4;

(d)	every cost with respect to the provision of security services to the Premises, such services and patrols to be provided by the Landlord or as the Landlord may otherwise determine;

(e)	every cost payable by the Landlord incurred with respect to the Tenant or the Premises and not otherwise provided for herein.
     5.7 All payments by the Tenant to the Landlord of whatsoever nature required or contemplated by this Sub-Lease including all payments of Basic Rent shall be:
(a)	paid to the Landlord by the Tenant by either post-dated cheques for such portion of the Term as required by the Landlord from time to time or by pre-authorized payment permitting the Landlord to withdraw from the bank account of the Tenant the Rent payable from time to time by the Tenant;

(b)	made when due hereunder, without prior demand, without any set off; compensation or deduction whatsoever, at the office of the Landlord as set out above or at such place as the Landlord may designate in writing from time to time to the Tenant;

(c)	applied towards amounts then outstanding hereunder, in such manner as the Landlord may see fit; and

(d)	shall be payable and recoverable as Rent, such that the Landlord shall have all rights and remedies against the Tenant for default in making any such payment which may not be expressly designated as Rent as the Landlord has for default in payment of Rent.
     5.8 All Rent reserved herein shall be deemed to accrue from day to day and if for any reason it shall become necessary to calculate the same for irregular periods of less than 12 consecutive months an appropriate pro-rata adjustment shall be made on a daily basis in order to compute for such irregular period.
     5.9 The Tenant hereby waives and renounces any and all existing and future claims, off sets and compensation against any Rent or other amounts due hereunder and agrees to pay such Rent and other amount regardless of any claim, set-off or compensation which may be asserted by the Tenant or on its behalf.
ARTICLE 6 — OPERATING EXPENSES AND OTHER COSTS
     6.1 As soon as reasonably possible after the Commencement Date and after the commencement of each Lease Year, and from time to time as the Landlord revises the estimate, the Landlord shall furnish to the Tenant an estimate of the Operating Expenses, Taxes, and other amounts payable by the Tenant to the Landlord under this Sub-Lease (excluding Basic Rent) for the period described in such estimate or revised estimate. The Tenant shall pay to the Landlord on the first day of each month the estimated monthly amount. If the Landlord has not furnished to the Tenant the estimate aforesaid, the Tenant shall pay to the Landlord the amount due aforesaid as soon as such estimate is furnished by the Landlord to the Tenant.
     6.2 If the actual Operating Expenses, Taxes and other amounts payable by the Tenant exceed the estimated amounts for the period of the Term for which the Landlord has provided the estimate, the Tenant agrees to pay within ten days of written demand by the Landlord such actual amounts properly allocated to the Tenant in accordance with the terms of this Sub-lease, subject to credit being given for the monthly payments made under the provisions of clause 6.1 hereof. The Landlord shall refund to the Tenant or give credit to the Tenant for the amount of any overpayment made by the Tenant occasioned by the actual Operating Expenses, Taxes and other amounts payable by the Tenant for such period being less than the estimate of the same paid by the Tenant for such period. The certificate of a chartered accountant appointed by the Landlord shall, in the event of dispute, be conclusive and binding upon the Landlord and the Tenant as to any amounts payable under this clause 6.2.
     6.3 Notwithstanding any other provision in this Sub-Lease, the Landlord may at any time allocate any particular cost, including a cost forming part of the Operating Expenses or Taxes amongst the tenants in the Building based on the extent that such tenants benefit from such cost or such cost is properly allocable to the Lands, the Building or tenants, as determined by the Landlord acting reasonably, and the Tenant covenants to pay any such cost so allocated to the Tenant by the Landlord. Any cost allocated by the Landlord under this clause or similar clauses in other leases of premises in the Building shall not be included in the Operating Expenses, Taxes or other costs payable by the Tenant under clauses 6.1 and 6.2. Any cost allocated to the Tenant under this clause shall be paid by the Tenant to the Landlord upon demand or at the option of the Landlord with respect to any particular cost in the same manner and at the same time the Tenant pays to the Landlord the Tenant’s Proportionate Share of the Operating Expenses.

     6.4 The Tenant covenants with the Landlord to cooperate with the Landlord in the conservation of all forms of energy in the Building, including without limitation the Premises, and to cooperate with the Landlord with respect to all programs and systems instituted by the Landlord in connection with reducing the costs of energy consumed in the Building including the Premises. If the Landlord decides from time to time to install any machinery, equipment, facilities, systems or property which has the purpose or intention of conserving energy consumed in the Building, including the Premises, the Tenant agrees with the Landlord to pay the Tenant’s Proportionate Share of the amortized costs using generally accepted accounting principles, of such machinery, equipment, facilities, systems and property.
ARTICLE 7 — SALES TAXES AND TENANT’S TAXES
     7.1 It is the intention of the parties that the Landlord shall be fully reimbursed by the Tenant in respect of any and all Sales Taxes payable by the Landlord. The amount of the Sales Taxes so payable by the Tenant shall be calculated by the Landlord in accordance with the applicable legislation and shall be paid to the Landlord at the same time as the amounts to which such Sales Taxes apply are payable to the Landlord under the terms of this Sub-Lease or upon demand at such other time or times as the Landlord from time to time determines. Notwithstanding anything in this Sub-Lease to the contrary, the amounts payable by the Tenant under this clause 7.1 shall be deemed not to be Rent, but the Landlord shall have all of the same rights and remedies for the recovery of such amounts as it has for recovery of Rent under this Sub-Lease.
     7.2 Upon written request of the Landlord the Tenant will promptly deliver to the Landlord for inspection, receipts for payment of all Tenant’s Taxes and all utilities and other costs paid directly by the Tenant to the appropriate collecting authority.
     7.3 If the Landlord is required by lawful authority or considers it desirable to pay the Tenant’s Taxes, utilities or other costs which the Tenant fails or neglects to pay, the Tenant shall pay the amount thereof to the Landlord forthwith after written request therefor.
ARTICLE 8 — INSURANCE
     8.1 The Tenant shall obtain and keep in force throughout the Term All Risk property insurance including coverage for flood and earthquakes and such, other coverage as the Landlord may reasonably require, on all tenant’s trade fixtures and any improvements made by or at the cost or request of the Tenant and all of the Tenant’s equipment located on the Premises. The amount of such insurance shall be the full replacement value of all trade fixtures, improvements made by the Tenant and equipment on the Premises.
     8.2 The policies of insurance provided for in clause 8.1 shall name the Landlord and Head Landlord as insureds and shall be payable to the Landlord, its mortgagees, the Head Landlord and the Tenant, as their respective interests may appear, and any major loss adjustment shall require the written consent of each of them with an interest therein. The parties hereto agree that the proceeds paid by any such insurer shall be applied to reconstruct or replace the improvements made by the Tenant and the trade fixtures and equipment of the Tenant provided however that if this Sub-Lease is terminated pursuant to Article 19, the proceeds from the insurance shall be paid to the Tenant.
     8.3 Throughout the Term the Tenant shall obtain and keep in force general liability insurance fully insuring against liability of the Tenant with respect to the Premises or arising out of the maintenance, use or occupation thereof. Such policy shall be in an amount of not less than $5 Million per occurrence at the commencement of the Term, and thereafter in such amounts as the Landlord may reasonably require. The general liability policy shall name the Landlord and

Head Landlord, their respective officers, directors, trustees, governors, employees and agents as additional named insureds, shall contain a cross liability clause and broad form coverage for contractual liability and such insurance shall be primary in respect of claims and shall not participate in or be excess over any insurance carried by the Landlord or the Head Landlord. The Tenant shall obtain and keep in force liability insurance for all motor vehicles, owned and non-owned, operated on the Campus and such other types of insurance as the Landlord may reasonably require.
     8.4 All of the insurance provided for in clause 8.1 and 8.3 and all renewals thereof shall be issued by such reputable and duly qualified insurers and in such form and substance as are approved by the Landlord, such approval not to be unreasonably withheld. All policies provided for in clauses 8.1 and 8.3 shall expressly provide that the policy shall not be cancelled or altered without 60 days, prior written notice to the Landlord and Head Landlord, and that all rights of subrogation against the Landlord and Head Landlord are waived. Upon the issue and each renewal thereof, each policy or a certified duplicate thereof or other satisfactory evidence of adequate insurance shall be delivered to the Landlord. Proof of payment of premiums for insurance shall also be delivered to the Landlord if requested.
     8.5 The Tenant waives as against the Landlord, the Head Landlord, their respective officers, directors, governors, employees and agents each claim and demand of every nature whatsoever for damage, loss or injury to the Premises, the improvements and property of the Tenant, its invitees and licensees which shall be caused by or result from fire or other perils, events or happenings which ought to have been covered by insurance, or is covered by insurance pursuant to this Sub-Lease, whether or not such claim is covered by insurance. The Tenant hereby releases the Landlord, the Head Landlord, their respective officers, directors, trustees, governors, employees and agents from all liability with respect to such damage, loss or injury.
ARTICLE 9 — USE OF THE PREMISES
     9.1 The Tenant shall not use the Premises, nor permit them to be used for any purpose other than for the Research Activity unless the written consent of the Landlord is first obtained. Provided that the Landlord has not previously consented to such use, the Landlord may prohibit any use which in the Landlord’s sole and absolute discretion is inconsistent or incompatible with the definition of Research Activity as is herein contained, or might cause a nuisance, annoyance or disturbance to the Landlord or its other tenants, its employees, the Head Landlord, faculty or students, or to the owners or occupiers of property adjoining the Campus or if the Head Landlord, being so entitled, objects to such use. The Tenant acknowledges that the Head Landlord, if it has not previously consented to such use, may object to a use if it is inconsistent or incompatible with the definition of Research Activity or the proposed research activity or other business of the Tenant or its affiliates might cause public relations problems for the Head Landlord or if the research activities or other businesses of the Tenant or its affiliates are conducted in a manner which is contrary to the Head Landlord’s published policies in connection therewith.
     9.2 The Tenant has satisfied itself that the Premises once completed in accordance with the Landlord’s Work will be suitable for the use permitted herein for which the Premises are leased. The taking of occupation of the Premises by the Tenant shall be deemed to be acknowledgement by the Tenant that the Landlord has satisfactorily completed the Landlord’s Work except as detailed in a list of deficiencies provided by the Tenant to the Landlord on or before the Commencement Date of the Term.
     9.3 The Tenant shall continuously carry on the Research Activity on the Premises during the Term. For the purpose of this clause, the Tenant shall be deemed to be continuously carrying on the Research Activity on the Premises if the Premises are equipped and staffed as required to carry out the Research Activity during Normal Business Hours in accordance with sound business practice. If the Tenant does not continuously use the Premises or any portion thereof throughout the Term for the Research Activity, then the Landlord may terminate this Sub-Lease, in addition to all other rights of the Landlord herein.
ARTICLE 10 — COMPLETION OF AND OWNERSHIP OF IMPROVEMENTS AND FIXTURES
     10.1 The Landlord shall complete the Premises to the standard and level of finish described as the Landlord’s Work in the Basic Terms. The Tenant shall pay the cost of changes requested by the Tenant to the Landlord’s Work and consented to by the Landlord immediately upon being advised of the actual costs of the same, with the estimate of such amounts to be paid in advance as set out in the Basic Terms. The Tenant shall install tenant’s trade fixtures required to carry out the Research Activity on the Premises and shall complete the same in accordance with the terms of this Sub-Lease on or before the Commencement Date of the Term. The Landlord shall provide non-exclusive access to the Premises to the Tenant to permit the Tenant to install the Tenant’s trade fixtures for the period of days described as the fixturing period in the Basic Terms prior to the Commencement Date of the Term. During such period the Tenant shall not be required to pay Basic Rent but shall pay all other expenses related to such occupation, as rent, upon being advised by the Landlord of the amount of the same.
     10.2 Notwithstanding any other terms or provisions of this Sub-Lease, the Tenant shall at no time during the currency of this Sub-Lease be entitled to commence the construction of any Works, nor alteration of the Premises in any manner without the written consent of the Landlord and until complete drawings, plans and specifications for the construction thereof have been provided to the Landlord and approved in writing by the Landlord, and the Head Landlord if necessary. Such drawings, plans and specifications shall specify the location, design, layout, appearance, materials to be used and any and all other necessary details requested by the Landlord. The Landlord’s and Head Landlord’s reasonable costs of assessing drawings, plans and specifications submitted by the Tenant for approval or any other reasonable related costs, including but not limited to the cost of permits and inspections, shall be payable by the Tenant. The Landlord may approve or disapprove of any proposed construction of any Works. The Landlord shall have the right to inspect the Tenant’s construction on reasonable notice.
     10.3 The Tenant shall execute all Works permitted by the Landlord on the Premises in accordance with any applicable statute, by-law or regulation of any governmental authority, including without limitation the British Columbia Building Code, the Main Campus Plan and Development Guidelines and the rules and regulations of the Landlord and the Head Landlord, and pay all necessary fees, permits, assessments and charges properly payable to such authorities in relation to any such Works.
     10.4 The Tenant covenants that it shall neither do, nor fail to do, any act which may result in any builders lien, or any other statutory lien being registered against the Lands or elsewhere, and if any such lien should be registered against the Lands as a result of any act or failure to act on the part of the Tenant, the Tenant hereby agrees to indemnify and hold harmless the Landlord with respect to such lien, and to take all necessary steps to remove such lien from title to the Campus and or the Lands forthwith upon notice by the Landlord. In the event that the Tenant fails to take such necessary action within ten days of receipt of notice from the Landlord, the Landlord may take all necessary action to remove the same in the name of the Tenant and the Tenant agrees to indemnify the Landlord for any and all costs, charges or expenses with respect to the same including solicitor’s fees on an indemnity basis and to pay to the Landlord such costs, charges and expenses within seven days of notice from the Landlord of the same or the Tenant shall be in default as defined in clause 20.1(a) herein.

     10.5 If the Tenant bona fide intends to contest any lien or claim of the nature described in clause 10.4 the Tenant shall notify the Landlord of such intention within 5 days after the Tenant learns of such lien or claim and, if the Landlord so requires, shall promptly provide security in favour of either the Landlord and Head Landlord or the claimant for the payment thereof which is reasonable and satisfactory to the Landlord. The Landlord shall be entitled to take, and to require the Tenant to take or cause to be taken, all steps available to cause any lien or claim of lien filed against the title to the Lands or the Campus to be discharged therefrom provided that such steps do not materially prejudice or unreasonably interfere with the Tenant’s position in the dispute. If the Tenant complies with the foregoing it shall not be in default hereunder and the Landlord shall not satisfy, discharge or pay, or cause the Tenant to satisfy, discharge or pay such lien or claim until the same becomes legally due and payable and is required to be paid by statute or by order of a court or other competent tribunal, in which case the Tenant shall satisfy and discharge, or cause to be satisfied or discharged, such lien or claim and all penalties, interest and costs in connection therewith. The satisfaction and discharge of any such lien or claim shall be made before execution is had upon any judgment rendered thereon and before commencement of any proceeding on account thereof subsequent to judgment to dispose of the interest of the Premises therein or any improvement thereon. In the event of any such contest and without limiting clause 16.2, the Tenant shall protect and indemnify the Landlord against all loss, cost, expense and damage resulting therefrom.
     10.6 The Tenant shall install only trade fixtures owned by it of a type usual for the permitted use, in good and sufficient manner but not so as to damage or impair the structure or heating, ventilating, air-conditioning, plumbing, electrical and mechanical systems of the Premises or the Building. Upon the termination of this Sub-Lease the Tenant shall have the right, if not in default, to remove its trade fixtures that are easily removable, and shall remove if required by the Landlord, all its trade fixtures, furniture and equipment, making good at the Tenant’s expense any damage caused by such removal, and the Tenant shall vacate and surrender the Premises in the same condition as the Premises are required to be maintained during the term. The Tenant further agrees that all leasehold improvements made at any time prior to or after the Commencement Date, whether by the Tenant or the Landlord, shall immediately upon affixation or installation become the property of the Landlord and shall remain upon the Premises, provided that at the end of the Term, if so directed by the Landlord, the Tenant shall remove such of the leasehold improvements as the Landlord may require, making good at the Tenant’s expense any damage caused by such removal. All property of the Tenant remaining upon the Premises after the termination of the tenancy shall be deemed to have been abandoned by the Tenant in favour of the Landlord and may be disposed of by the Landlord at its discretion without prejudice to the rights of the Landlord to claim damages from the Tenant for failure to remove the same.
ARTICLE 11 — LANDLORD’S COVENANTS
     11.1 The Landlord covenants that if the Tenant, without default, pays the rent and other amounts at the times and in the manner herein provided and keeps and performs all the terms, covenants, agreements and conditions hereof on the Tenant’s part to be kept and performed, the Tenant may possess and enjoy the Premises for the Term without disturbance or interruption by the Landlord or by any person claiming by, through or under the Landlord, subject to the terms and conditions hereof and the rights of the Head Landlord under the Head Lease.
     11.2 The Landlord does not warrant that any service or facility provided by it or others in accordance with the provisions of this Sub-Lease will be free from interruption caused or required by any cause including, but without limiting the generality of the foregoing, maintenance, repairs, modifications, strikes, riots, insurrections, labour disputes, accidents, fuel shortages, interruption (both intentional and by accident) from the supplier thereof, governmental intervention, force majeure and acts of God. No such interruption shall be deemed to be a disturbance of the Tenant’s enjoyment of the Premises nor render the Landlord liable for injury to or for any loss, damage or inconvenience to the Tenant nor relieve the Parties from their obligations under this Sub-Lease. The Landlord shall without delay take all reasonable steps available to it to advise the Tenant of the interruption and to remove the cause of any such interruption if within its control. The Landlord shall not be liable for any loss, damage or inconvenience resulting from the failure or non-supply, reduction or increase in supply of water, steam, electricity, heat, telecommunications services, sewer services, or any other service or the escape of water, steam, electricity or any other matter or service.
     11.3 The Landlord agrees with the Tenant that after Normal Business Hours the Tenant shall be permitted to carry on its operations within the Premises subject to the terms, provisions and conditions of this Sub-Lease. In the event the Tenant requires any services after Normal Business Hours which are usually available during Normal Business Hours such as the movement in and out of freight and supplies, supervising of any work, extra security, maintenance, repairs or cleaning, heating, ventilating and air-conditioning services and the Landlord provides such services, then the Landlord shall be entitled to charge the Tenant for these services in accordance with clause 6.3.
ARTICLE 12 — TENANT’S COVENANTS
     12.1 The Tenant covenants with the Landlord:
(a)	that, subject to Article 19, the Tenant shall at its own expense, throughout the Term, whenever necessary or whenever required by the Landlord to do so, decorate, repair, maintain and keep in a. condition that a careful owner would do, the Premises and every part thereof including without limitation leasehold improvements, fixtures, furnishings, whether or not any such items were installed or furnished by the Tenant; provided, however, subject to clause 12.1(b), it shall not be the obligation of the Tenant to repair and maintain the structural components of the Building. The Tenant covenants to perform such maintenance and to effect such repairs and replacements and hereby expressly releases the Landlord from performing such repairs. The Tenant shall not be required to effect those repairs in and to the Premises which are expressly the obligation of the Landlord under this Sub-Lease. If the Tenant fails to commence and diligently proceed to make such repairs, maintenance or replacements which are the obligation of the Tenant after notice from the Landlord to do so, the Landlord shall have the right, at its option, to make such repairs, maintenance and replacements, and a fee for the Landlord’s overhead of 15% of the cost thereof together with such cost shall be payable forthwith by the Tenant upon demand by the Landlord;

(b)	that if any part of the Building including, without limiting the generality of the foregoing, the Premises, water pipes, drainage pipes, electric equipment, boilers, engines, any apparatus or equipment which may be used for the purpose of heating, ventilating or air-conditioning the Building, the roof, stairways, passageways, entrance halls or outside walls, get out of repair or become damaged or destroyed through the negligence, carelessness or misuse of the Tenant, its employees, agents, invitees or anyone permitted by it to be in the Building, or through it or them in any way stopping up or injuring any of the aforesaid, the expense of the necessary repairs, replacements or alterations shall be borne by the Tenant which shall pay the same to the Landlord forthwith on demand;

(c)	that if the Tenant shall fail to repair in accordance with the provisions hereof or if the Building otherwise requires repair, the Landlord, its agents or employees, may forthwith enter the Premises and make the required repairs and the Landlord will not be liable to the Tenant for any inconvenience, annoyance or loss of business or any injury or damages suffered by the Tenant by reason of the Landlord effecting such repairs;

(d)	not to place on the Premises any safe, heavy business machine or other heavy thing which exceeds the specifications for the Building relating to bearing loads without obtaining the prior written consent of the Landlord;

(e)	not to permit the Premises to become untidy, unsightly, unclean or to permit of waste or refuse to accumulate therein;

(f)	not to cause or permit deliveries to be made to or from the Premises except through the prescribed locations for the Building;

(g)	that the Landlord may from time to time conduct fire drills and emergency procedures, and test fire alarms and other emergency devices without being in breach of its covenant of quiet enjoyment, and the Tenant shall participate, and shall cause its employees and invitees to participate in such drills and procedures without holding the Landlord liable for any damage or injury caused thereby unless due to the willful neglect of the Landlord;

(h)	to give the Landlord immediate notice in case of fire or accident or malfunctioning of the systems in the Premises or in the Building, of which it or its employees may be aware;

(i)	not to erect on the roof of the Building, on any exterior walls of the Premises or in any of the common areas of the Building any aerial, receiving or broadcasting dish or similar telecommunications device without in each instance, the written consent of the Landlord and such telecommunications device so installed without such written consent shall be subject to removal without notice at any time and at the cost of the Tenant;

(j)	to be solely responsible and promptly pay to the appropriate third party all charges for services used or consumed in or provided to the Premises including, without limitation, janitorial service, telephone and data communication services, direct metered electricity and gas;

(k)	not to install or permit to be installed equipment which will exceed or overload the capacity of utility facilities servicing the Building and Premises and if equipment installed or permitted to be installed by the Tenant requires additional facilities such facilities shall be installed at the Tenant’s expense in accordance with plans and specifications approved by the Landlord in writing prior to installation.

(l)	to co-operate in all reasonable ways with the security personnel engaged by the Landlord for the Building;

(m)	not to display any sign, picture, advertisement, or notice on any part of the Lands or Building;

(n)	to use the services of the janitors, security personnel and others designated by the Landlord from time to time to perform the obligations of the Tenant under this Sub-Lease;

(o)	to pay the cost of installation all utilities or Complementary Facilities required by the Tenant to properly service the Premises, excluding the utilities and Complementary Facilities provided at the Commencement Date of the Term.
ARTICLE 13 — CONDUCT OF TENANT IN OCCUPATION
     13.1 The Tenant shall comply with and abide by all federal, provincial, municipal and other governmental statutes, ordinances, Laws, other laws and regulations affecting the Campus or the Lands and Premises or any activity or condition on or in the Campus or the Lands and Premises, and the rules and regulations of the Landlord and the Head Landlord adopted from time to time. The Tenant shall obtain and maintain during the Term all licenses, designations, permits and approvals necessary for the operation of its activities in the Premises.
     13.2 The Tenant shall comply with and abide by all policies of insurance (and the insurers thereunder and the underwriters thereof) from time to time in force with respect to any improvement or operation on, or any condition, use or occupation of the Premises.
     13.3 The Tenant will not carry on or perform or suffer or permit to be carried on or performed or suffered on the Premises, or the Lands or Building, any practice or act or engage in any activity which is or becomes a nuisance or menace or which in any way adversely affects the Lands or Building, the Campus or any part thereof or is or becomes a hazard or nuisance to any person using or occupying the Lands and Building, the Campus or any part thereof.
     13.4 The Tenant will keep the Premises clean and sanitary, and will provide proper and adequate receptacles for refuse and rubbish of all kinds and will attend to the removal of the same from the Lands and Premises at regular intervals.
     13.5 The Tenant in the conduct of its business from the Premises shall give due credit to the Landlord for any assistance provided by the Landlord but shall not use the name of the Head Landlord nor the Landlord nor any trademark, nor hold itself out as being associated with the Head Landlord or the Landlord nor use the names of employees of the Head Landlord or Landlord in advertisements or publications without first obtaining the written consent of the Head Landlord or the Landlord, as the case may be, to such use.
     13.6 The Tenant acknowledges that the Head Landlord has entered into and will continue to enter into Strategic Alliances with Exclusive Suppliers. Notwithstanding any other provision of this Sub-Lease, the Tenant covenants and agrees that, upon the Landlord providing written notice to the Tenant from time to time that the Head Landlord has concluded a Strategic Alliance with an Exclusive Supplier in respect of a category of products and/or services, (the “Exclusive Products/Services Category”), the Tenant shall not, nor permit any of its subtenants or occupants of the Premises from the date of the notice to, advertise, purchase, sell or display on or from the Premises, products or services within the Exclusive Products/Services Category other than those of the Exclusive Supplier and the Tenant and its subtenants and occupants of the Premises will also otherwise comply with all of the requirements of all such Strategic Alliances which are binding upon the Landlord pursuant to the Head Lease. Those Exclusive Suppliers of which the Landlord has given notice to the Tenant as at the date of this Sub-Lease are listed in Schedule D hereto.

ARTICLE 14 — MORTGAGES, LIENS AND ENCUMBRANCES
     14.1 The Tenant will not create any mortgage, conditional sale agreement or other encumbrance in respect of any of its interest in this Sub-Lease, its leasehold improvements or any trade fixtures or permit any such mortgage, conditional sale agreement or other encumbrance to be attached to the Premises. The Tenant acknowledges that all leasehold improvements in the Premises are the property of the Landlord.
     14.2 In the event that the Tenant fails to release, discharge or vacate from the title to the Lands any such lien, mortgage or encumbrance referred to in clause 14.1, the Landlord may in addition to all of the remedies under this Sub-Lease make any payments required to procure the discharge or release of any such lien, mortgage or encumbrance and shall be entitled to be reimbursed by the Tenant as provided for in clause 10.4 of this Sub-Lease. The Landlord’s right to reimbursement shall not be affected or impaired if the Tenant shall then or subsequently establish or claim that a lien, charge or encumbrance so discharged and released was without merit or excessive or subject to any abatement, set off or defence.
ARTICLE 15 — ENVIRONMENTAL CONSIDERATIONS
     15.1 The Landlord, at its cost, has caused the Consultant to perform the Audit.
     15.2 The Tenant hereby releases the Landlord and Head Landlord from and in respect of any cost, expense, damage, loss or liability which may be incurred or suffered by the Tenant, its employees or agents in connection with the:
(a)	need for the Tenant to take any Remedial Action and the taking of Remedial Action as a result of Additional Pollution, or

(b)	the effect of Additional Pollution on the health or the property of any Persons,

(c)	interference with the Research Activity of the Tenant by any cause whatsoever, except to the extent that any such cost, expense, damage, loss or liability was caused or contributed to by the Landlords’ or Head Landlord’s negligent or willful act or default as the case may be.
     15.3 The Tenant shall take all necessary precautions so as to ensure that the Lands and Building and any areas surrounding the Lands and Building do not and are not likely to become Pollute d by any Additional Pollution by virtue of any action or lack of action by the Tenant and the Tenant agrees to indemnify and save harmless the Landlord and Head Landlord for any cost, damage, loss or liability incurred or suffered by either of them, or their respective officers, directors, trustees, governors, employees or agents in respect of any Additional Pollution of the Lands and Building and any area or areas surrounding the Lands and Building and also any Pollution of the same caused or contributed to by the Tenant, its officers, directors, employees, invitees or licensees. This indemnity shall survive the expiry or earlier termination of this Sub-Lease.
     15.4 The Tenant must use the Premises only as provided under Article 9 and must not at any time cause or allow any Special Waste to be generated, created, used, stored, treated, transferred, transported or disposed of on the Lands or Building except in compliance with all Laws.

     15.5 The Tenant shall conform to the procedures adopted by the Landlord from time to time for the management of risks associated with environmental contaminants, including without limiting the generality of the foregoing, conducting or participating in the conduct of inspections and audits of environmental matters to confirm compliance with the requirements of this Sub-Lease, adopting and following reasonable plans for the proper handling and storage of contaminants, maintaining records of storage and use of contaminants, notifying the Landlord of any changes in storage or handling of contaminants and providing to the Landlord all reports as required from time to time. In particular, and without limiting the generality of the foregoing, the Tenant shall comply with the safety and security policies and procedures adopted by the Landlord from time to time with respect to the use, transport, handling and disposal of Substances. The Tenant shall immediately remedy any failure of the Tenant to comply with the provisions of this Article 15. If the Tenant has Substances on the Premises that are required by applicable laws or by the rules and regulations of the Landlord to be designated as hazardous or to have warnings attached to the same, or to otherwise be specially handled, the Tenant shall comply with the requirements of all such applicable laws and the rules and regulations of the Landlord with respect to the storage, use and handling of such Substances, and the provision of all warning labels.
     15.6 If the Lands or Building are found to be Polluted by any Additional Pollution, or by Pollution caused or contributed to by the Tenant, and the Landlord is required by any Authority to determine whether the Lands and Building are Polluted or to take Remedial Action regarding Pollution the Landlord or Head Landlord may:
(a)	cause the Consultant to perform a Further Audit,

(b)	notify the Tenant of the nature and extent of the Pollution and any Remedial Action the Consultant considers reasonably necessary or which any Authority requires be taken or both or which has already been performed where an emergency existed and any Authority required the Landlord or Head Landlord to take Remedial Action immediately,

(c)	take any Remedial Action which any Authority requires be taken, or

(d)	require the Tenant to take any Remedial Action which any Authority requires be taken with regard to such Pollution including Remedial Action which must be taken immediately where an emergency exists and any Authority requires Remedial Action to be taken immediately;
and the Tenant must permit the Landlord, the Head Landlord, their respective employees and agents including the Consultant to have that access to the Premises which is reasonably necessary to enable the Landlord and Head Landlord to comply with the requirements of any Authority and to take Remedial Action. After request by the Tenant, the Landlord must provide the Tenant with a copy of the results of the Further Audit. The Tenant within 10 days, after demand by the Landlord, must pay the Landlord the amount allocated to the Tenant by the Landlord, acting reasonably, of the costs of a Further Audit performed under this clause 15.6 and of any Remedial Action which any Authority required the Landlord or Head Landlord to take to the extent that the Remedial Action was in respect of Additional Pollution or by Pollution in either case caused or contributed to by the Tenant, its officers, directors, employees, invitees, licensees, assigns or subtenants.

     15.7 If the Landlord or Head Landlord is required by any Authority to take Remedial Action regarding Existing Pollution, the Landlord or Head Landlord or their respective employees and agents may enter the Premises and may:
(a)	perform any audits, investigations and surveys any Authority considers necessary to determine better the nature and extent of the Existing Pollution and the necessary Remedial Action, and

(b)	take any Remedial Action any Authority requires be taken and the Tenant must permit the Landlord, its employees and agents including the Consultant to have that access to the Premises which is reasonably necessary in the opinion of the Landlord to enable it to comply with the requirements of any Authority and to take Remedial Action.
     15.8 From time to time during the Term and not less than 90 days before expiry of the Term or promptly after the sooner termination of this Sub-Lease the Landlord shall cause the Consultant to perform a Further Audit. The Tenant shall provide access to the Premises as required by the Landlord or the Consultant for the purpose of all inspections and testing. As part of the Further Audit the Consultant must be instructed to provide:
(a)	a detailed estimate of the cost of Remedial Action to remediate the Lands and Building which were attributable to any Additional Pollution from the Premises or the Tenant, its officers, directors, employees, invitees, licensees, assigns or subtenants; and

(b)	a program of Remedial Action necessary to remediate any such Additional Pollution. The Tenant at its cost, shall be required to undertake immediately and complete without delay the program of Remedial Action and failing which the Landlord may remediate any such Additional Pollution in accordance with that program of Remedial Action and the Tenant shall within 10 days after demand by the Landlord pay the Landlord the amount which is equal to the actual cost to the Landlord of a Further Audit performed and if the Landlord remediates, pay to the Landlord the costs of any Remedial Action carried out pursuant to this clause in respect of such Additional Pollution.
     15.9 The Tenant shall cooperate with the Landlord in the provision of such information at the times and in the form required by the Landlord (which may include conducting tests, all investigations and the review of records of the Tenant), acting reasonably, to ensure the proper monitoring and supervision of the Lands and Building with respect to Pollution.
ARTICLE 16 — INDEMNITY, WARRANTY, ETC.
     16.1 Neither the Head Landlord nor the Landlord nor their respective officers, directors, trustees, governors, faculty and employees or any of them shall be liable for any death or injury or damage to property of the Tenant or of others, nor for the loss of or damage to any property of the Tenant or of others by theft or otherwise, from any cause whatsoever. Without limiting the generality of the foregoing, the Head Landlord, the Landlord and their respective officers, directors, trustees, governors, faculty and employees or any of them shall not be liable for any injury and damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain or snow or leaks from any part of the Building or Lands or from the pipes, appliances or plumbing works or from the roof, street or sub-surface or from any other place or by dampness or by any other cause of whatsoever nature nor from the failure to supply or faulty supply of any utilities or other goods or services; and shall not be liable for any such damage caused by other tenants or persons in the Premises, occupants of the Building or of adjacent property, or the public, or caused by operations in construction or any private, public or quasi-public work. All property of the Tenant kept or stored on the Lands or in the Building or the Premises shall be so kept or stored at the risk of the Tenant only and the Tenant shall hold the Head Landlord and the Landlord harmless from any claims arising out of damage to the same, including subrogation claims by the Tenant’s insurers.
     16.2 The Tenant will defend, indemnify and save harmless the Head Landlord, the Landlord and their respective officers, directors, trustees, governors, faculty and employees or any of them from and against any and all loss (including loss of rentals, claims, actions, damages, liability and expense in connection with loss of life, personal injury and/or damage to property) arising from or out of any occurrence in, upon or at the Building or the Premises, or the occupancy or use by the Tenant of the Premises or any part thereof, or occasioned wholly or in part by any act or omission of the Tenant, its officers, agents, contractors, employees, invitees, licensees or concessionaires or by anyone permitted to be on the Premises by the Tenant. Notwithstanding the provisions of the prior sentence, in case the Head Landlord or the Landlord or their respective officers, directors, governors, faculty or employees shall, without fault, be made a party to any litigation commenced by or against the Tenant, then the Tenant shall protect and hold the Head Landlord and the Landlord or their respective officers, directors, trustees, faculty and employees harmless and shall pay all costs, expenses and reasonable legal fees incurred or paid by them in connection with such litigation. The Tenant will also pay all costs, expenses and reasonable legal fees on an indemnity basis incurred by the Landlord in enforcing this Sub-Lease.
     16.3 Without limiting the generality of the foregoing sections in this Article, the Head Landlord, the Landlord or their respective officers, directors, trustees, governors, faculty and employees or any of them, shall not, under any circumstances, including circumstances involving negligence of any of them, be liable or responsible in any way for:
(a)	consequential loss or damage arising from injury to persons or property, including death resulting therefrom, with respect to the Tenant or any other person while in or about the Lands, Building or the Premises and with respect to property belonging to the Tenant or to any other person while such property is in or about the Lands, Building or Premises;

(b)	any loss or damage of any nature whatsoever, however caused, to books, records, files, money, securities, negotiable instruments, papers or other valuables of the Tenant; and

(c)	any business, economic or indirect loss or damage suffered or sustained by the Tenant of any nature whatsoever, howsoever caused.
     16.4 Notwithstanding anything to the contrary herein, the Head Landlord, the Landlord, their respective officers, directors, governors, faculty, and employees, or any of them, shall under no circumstances, including circumstances involving the negligence of any of them, be liable or responsible in any way for any loss which the Tenant is obliged to insure against under this Sub-Lease or has insured against,
     16.5 The indemnities and agreements to indemnify provided in this Sub-Lease by the Tenant shall survive the expiry or earlier termination of this Sub-Lease.
     16.6 The Tenant waives against the Head Landlord, the Landlord, their respective officers, directors, trustees, governors, faculty, and employees each claim and demand of every nature whatsoever for damage, loss or injury to the improvements and equipment upon the

Premises and to property of the Tenant in, upon or about the Lands and Premises whether or not such claim or demand is covered by insurance. The Tenant shall cause each policy of insurance obtained by the Tenant to acknowledge this waiver of subrogation.
     16.7 If during the Term of this Sub-Lease the Tenant is disturbed in its quiet enjoyment of the Premises or any portion thereof, it will not be entitled to call upon the Landlord to defend or warrant it against such disturbance unless the disturbance is caused by the negligent act or omission of the Landlord, its officers, directors, trustees or employees, the default of the Landlord hereunder, or proceedings involving a defect in title of the Landlord to the Lands or Building or any portion thereof. In the event of such disturbance the Tenant shall, until evicted from the Premises, abide by and fulfill each of its obligations hereunder in the same manner as if such disturbance had not taken place. If the Tenant is evicted the Landlord shall indemnify the Tenant for each loss, cost and liability it suffers as a result of such eviction but only if such eviction is caused by reason of the negligent act or omission of the Landlord, its officers, directors, trustees or employees, the default of the Landlord hereunder or a defect in title of the Landlord to the Lands or Building or any portion thereof. The Landlord shall not be liable to the Tenant for any loss or damage, including indirect or consequential loss or damage, resulting from interference with or interruption of the Tenant’s business caused by any labour dispute in or around the Building and/or the Lands or any exercise of the rights of the Head Landlord. Proceedings related to or arising out of any expropriation of the Building or any portion thereof, shall be deemed not to involve lack of title of the Landlord thereto.
ARTICLE 17 — SUBLETTING AND ASSIGNMENTS
     17.1 The Tenant covenants not to sell, assign, sublet or transfer or part with possession of this Sub-Lease or any portion of the Term or the Premises or any interest therein except with the prior consent of the Landlord and except as expressly provided herein, and then only to a party who covenants with the Landlord in accordance with clause 17.6 and only if such party carries on the Research Activity or other similar activity consented to by the Landlord in writing prior to such sale, subletting, assignment or other disposition. The Tenant acknowledges that before the Landlord gives its consent pursuant to this Article 17, the Landlord is required to obtain the consent of the Head Landlord, and that the Head Landlord may refuse to consent if the proposed purchaser, assignee, subtenant, transferee or occupant carries on businesses or research or is owned by a party who carries on business or research which could, in the Head Landlord’s reasonable opinion, cause a public relations problem for the Head Landlord or conflict with a Strategic Alliance that the Head Landlord has entered into.
     17.2 Neither this Sub-Lease nor any sublease or assignment hereof, nor the leasehold estate of the Tenant or any subtenant or assignee in the Premises or improvements or equipment thereon shall be subject to involuntary assignment, subletting, transfer or sale, or to assignment, transfer or sale by operation of law in any manner whatsoever, and any such attempted or purported involuntary assignment, subletting, transfer or sale shall be ineffective against the Landlord.
     17.3 Any effective change in the present control of the Tenant as a result of any transaction including, but not limited to, a transfer of shares, a corporation formed as a result of a merger or amalgamation with the Tenant, a corporate reorganization of the Tenant or any Affiliate which is in possession of all or part of the Premises shall be deemed, for the purposes hereof, to be an assignment of this Sub-Lease and thereby subject to this Article 17.
     17.4 The Tenant will not permit a change in the control of the voting shares issued and outstanding in the capital of the Tenant or any parent corporation of the Tenant, nor will any of the issued and outstanding shares of the Tenant or any parent corporation of the Tenant be transferred without the prior written approval of the Landlord, such approval not to be unreasonably withheld. If there has been a transfer of such shares without the consent first being obtained, then at the option of the Landlord, this Sub-Lease may be terminated pursuant to the provisions of Article 19.
     17.5 Any consent of the Landlord to any assignment or subletting under this Article 17 shall not constitute a waiver of necessity for such consent to any subsequent assignment or subletting.
     17.6 No sublease or assignment or agreement to grant the same shall grant rights to a Transferee beyond the scope of this Sub-Lease and a Transferee shall have no rights to the Premises except under the Tenant. Any sublease or assignment shall be expressly subject to this Sub-Lease and shall contain covenants by the Transferee:
(a)	to comply with and fulfill each of the obligations undertaken by the Tenant in this Sub-Lease, including the termination of this Sub-Lease or the sublease in the event of default by the Transferee;

(b)	not to further sublease, assign, transfer the interest of the Subtenant (including a deemed assignment under this Sub-Lease) or part with possession without first obtaining the consent of the Landlord as required for an assignment or sublease of this Sub-Lease;

(c)	not to do or permit upon the Premises anything which is, or will result in, a contravention of any term of this Sub-Lease;

(d)	to carry out the Research Activity continuously during the term of such sublease, assignment or transfer;

(e)	to observe and perform each and every one of the covenants and agreements on the part of the Tenant under this Sub-Lease to be observed and performed and to provide the indemnities provided in this Sub-Lease.
     17.7 Upon the termination, forfeiture or acceptance of surrender of this Sub-Lease prior to the expiry of the Term, any sublease or assignment or other interests created by the Tenant in respect of the Premises and the rights of all persons claiming thereunder shall be extinguished.
     17.8 If requested by the Landlord, a copy of any or all instruments and documents evidencing the assignment or subletting, including assignments of lease and sublease, shall be furnished to the Landlord by the Tenant together with the particulars of registration in the Land Title Office, if applicable.
     17.9 If there is a permitted assignment or subletting, the Landlord may collect rent from the Transferee, and apply the net rent collected to the Rent required to be paid pursuant to this Sub-Lease, but no acceptance by the Landlord of any payment by a Transferee shall be deemed a waiver of any covenants under this Sub-Lease including this Article on the part of the Tenant to be observed or performed, or the acceptance of the Transferee as tenant. No assignment, subletting or other disposition shall release the Tenant from its obligations under this Sub-Lease.
ARTICLE 18 — INSPECTION
     18.1 The Head Landlord, the Landlord, and their respective employees, agents, contractors and representatives, shall be entitled at all reasonable times (after written notice given to the Tenant specifying the purpose) to go upon the Premises for any of the following purposes:
(a)	inspecting the same;

(b)	inspecting the performance by the Tenant of the terms, covenants, agreements and conditions of this Sub-Lease;

(c)	posting and keeping posted thereon notices as required or permitted by any law or regulation;

(d)	doing any work to the Premises, the utility facilities and other improvements, or work to be done in the Premises for the benefit of the Building or other premises;

(e)	any other reasonable purpose.
The Tenant shall not change the locks or install a security system or other method of controlling access to the Premises without first obtaining the written consent of the Landlord and providing the Landlord with an access key and any code required to gain access to the Premises at all times.
ARTICLE 19 — DAMAGE AND DESTRUCTION
     19.1 If there is damage to the Lands or Building or damage to the Campus or Complementary Facilities which prevents access to the Premises or the supply of services essential to the Premises, and if the damage is such that the Premises or a substantial part of the Premises is rendered not reasonably capable of use by the Tenant for the purposes contemplated herein for a period of time exceeding 30 days, then the rent payable hereunder for the period beginning at the date of occurrence of the damage until at least a substantial part of the Premises is again reasonably capable of use and occupancy for the purpose aforesaid, will abate in the proportion that the area of the Premises rendered not reasonably capable of use by the Tenant bears to the whole of the Premises, and such abatement shall be credited immediately against the Rent payable hereunder.
     19.2 If the Premises shall be damaged by fire or other casualty and this Sub-Lease is not terminated then rent will abate until at least a substantial part of the Premises is again reasonably capable of use and occupancy for the purpose of the Tenant.
     19.3 If the Premises shall be damaged by fire or other casualty, and this Sub-Lease is not terminated, then the damage to the Premises shall be repaired by the Landlord with reasonable diligence at its expense, to the extent of any recovery by the Landlord under the insurance policies of the Landlord, and repairs to alterations, additions or improvements made by the Tenant shall be performed by the Landlord at the expense of the Tenant and the Tenant shall, at its own expense, make all repairs and replacements of property which the Tenant is entitled to remove under the provisions of clause 10.6.
     19.4 Notwithstanding the foregoing, if there is damage to the Building or to the Premises or to the Campus or the provision of utilities and other services to the Building and the Head Lease is terminated due to such damage or destruction, this Sub-Lease shall terminate upon notice in writing given to the Tenant within thirty days of the date of election to terminate the Head Lease and in such event the Landlord and the Tenant shall have no obligation to repair the Premises and the Tenant shall immediately surrender this Sub-Lease and vacate the Premises. If the Head Lease is not terminated, the Landlord and the Tenant shall diligently proceed to repair such damage in accordance with their respective obligations as described in clause 19.3 herein.
     19.5 Notwithstanding acceptance of a surrender of this Sub-Lease, the Tenant shall fully perform each obligation of the Tenant under this Sub-Lease (except the obligation of restoration and rehabilitation of the damaged or destroyed Premises and improvements thereon) relating to an event occurring, or circumstance existing, prior to the date of such surrender including the payment of any rent, taxes, assessments, charges and costs which the Tenant is obliged to pay hereunder or which may have accrued in respect of, or may be a Lien upon the Premises at the date of such surrender.
ARTICLE 20 — DEFAULT, TERMINATION, REMEDIES, ETC.
     20.1 If the Tenant:
(a)	fails or neglects to make any payment due to the Landlord or any other person hereunder within five (5) Business Days after the Landlord gives written notice that the payment is overdue;

(b)	operates on the Lands and Premises in a manner contrary to the terms of Article 9 hereof;

(c)	fails or neglects to cure any default of any of the other terms, covenants, agreements or conditions herein on its part to be observed, kept or performed, within 30 days after the Landlord gives to the Tenant written notice of such default or such shorter period as may be appropriate given the nature of the default;
then in each such event the Landlord may by written notice to the Tenant, forthwith terminate this Sub-Lease without entry on the Premises and all rights of the Tenant thereto shall then cease. Such right of termination shall be in addition to any other rights that exist at law or in equity or pursuant to the terms of this Sub-Lease arising from the failure of the Tenant to comply with any covenant or condition herein.
     20.2 The Tenant covenants that:
(a)	if any proceedings under the Bankruptcy and Insolvency Act of Canada, the Company Creditors Assistance Act or other statute of similar purport are commenced against the Tenant, and such proceedings are not dismissed before an adjudication of bankruptcy, the appointment of a trustee, or the confirmation of a composition, arrangement or plan or reorganization, or

(b)	if the Tenant or the Covenantor is adjudged insolvent or makes an assignment for the benefit of its Creditors or otherwise takes the benefit of any statute for the benefit of insolvent debtors, or

(c)	if a writ of attachment or execution is levied on the leasehold estate hereby created or any property of the Tenant upon the Lands and Premises and is not released or satisfied within 30 days thereafter, or

(d)	if a receiver, trustee, sequestrator or liquidator is appointed in any proceeding or action with authority to take possession or control of the leasehold interest of the Tenant hereunder, any portion of the Lands and

Premises or the business conducted thereon by the Tenant, and such appointee is not discharged within a period of 45 days after his appointment, or

(e)	if the Tenant abandons the Lands and Premises, or

(f)	if a creditor of the Tenant, including any Approved Lender, attempts to execute, realize upon or otherwise enforce any charge or encumbrance secured against the Sub-Lease,

(g)	if any sale, transfer, assignment, sublease or parting with possession which is contrary to this Sub-Lease occurs or purports to occur, or

(h)	if any resolution is passed or other step taken for the winding-up, liquidation or other termination of the existence of the Tenant or the Covenantor, if any;
each such event shall be deemed to constitute a default under this Sub-Lease by the Tenant and shall, at the election of the Landlord by written notice, but without entry or other action of the Landlord, terminate this Sub-Lease as to all or any portion of the Premises immediately upon the sending of such notice and in respect of such terminated portion of all rights of the Tenant under this Sub-Lease and all rights of any persons claiming under the Tenant, shall thereupon cease and all Rent then due plus Rent for the next following three months shall forthwith become due and be payable to the Landlord.
     20.3 In the event of termination or expiration of the Sub-Lease pursuant to this Article 20, the Tenant agrees to deliver the Premises to the Landlord, in good state and condition, free and clear of all rights, mortgages, privileges and encumbrances placed thereon by or on account of the Tenant and without indemnity or compensation to the Tenant for any reason whatsoever.
     20.4 Notwithstanding anything in this Sub-Lease, a party shall not be in default with respect to the performance of any of its obligations within this Sub-Lease excluding payment of monies, if the default is due to any strike, lockout, labour dispute, civil commotion, invasion, rebellion, hostilities, sabotage or acts of God beyond the control of the party required to perform.
     20.5 If the Landlord, being entitled so to do, levies distress against the goods and chattels of the Tenant, such force as may be deemed necessary for the purpose and for gaining admission to the Premises may be used without the Landlord being liable for any action in respect thereof or for any loss or damage occasioned thereby and the Tenant hereby expressly releases the Landlord, its employees and agents from all action, proceedings, claims or demand whatsoever for or on account or in respect of any such forcible entry or any loss or damage sustained by the Tenant in connection therewith.
     20.6 Notwithstanding the benefit of any law to the contrary, the Landlord may seize and may sell all of the Tenant’s goods, chattels and property, whether within the Premises or not, and may apply the proceeds of such sale upon rental or upon any other amounts outstanding hereunder and upon the costs of the seizure and sale; in the same manner as might have been done if such law had not been passed. The Tenant further agrees that if it vacates the Premises, leaving any rental or other moneys provided to be paid hereunder unpaid, the Landlord, in addition to any remedy otherwise provided by law, may seize and sell the goods and chattels of the Tenant at any place to which the Tenant or any other person may have removed them, in the same manner as if such goods and chattels had remained upon the Premises.

     20.7 If the Landlord is entitled to re-enter the Premises under any provisions of this Sub-Lease, then in addition to all other rights it may have, the Landlord shall have the right as agent of the Tenant and without terminating this Sub-Lease to enter the Premises as agent of the Tenant and re-let them and to receive the rent therefor and apply the same firstly to the costs of re-letting, including the costs of commissions and alterations required and then on account of the rent due and to become due under this Sub-Lease and the Tenant shall be liable to the Landlord for the deficiency, if any.
     20.8 If the Tenant fails to make any payment to the Landlord or otherwise under this Sub-Lease when due, the Tenant shall pay to the Landlord a fee of $200.00 for each such late or missed payment, and interest calculated from the date that the payment was due until the date payment is actually made to the Landlord, at the Prime Rate plus 5% per annum, calculated daily, not in advance. Acceptance of any late payment without the fee or interest shall not constitute a waiver of the Landlord’s right to require the fee and interest. The Tenant shall be deemed to have failed to make a payment on, and the fee and interest shall be due from, the date such payment is first payable, and not the date after the expiry of notice of non-payment, if any notice is required to be given or is given.
ARTICLE 21 — HEAD LEASE
     21.1 The Parties acknowledge that this Sub-Lease is a “Sub-Lease”, that the Tenant is a “Sub-Tenant”, and that the Premises form a portion of the “Subleased Lands” within the meaning and definitions of the Head Lease, and the Parties agree that the definitions in the Head Lease shall apply to this Sub-Lease so far as the same are necessary, but not inconsistent with the terms of this Sub-Lease, to interpret the Tenant’s responsibilities and covenants under clause 21.2.
     21.2 This Sub-Lease is expressly subject to the Head Lease and the Tenant covenants with the Landlord:
(a)	not to do or permit upon the Premises anything which is, or will result in, a contravention of any term of the Head Lease;

(b)	to provide to the Landlord upon request by the Landlord therefor from time to time any certificate required to be provided pursuant to the Head Lease;

(c)	to permit this Sub-Lease to be terminated by the Landlord in the event of a default by the Tenant after notice reasonably approximating the length of notice provided for in the Head Lease for a similar default;

(d)	that the Head Landlord has the right to manage and control the Campus and the Complementary Facilities and the Tenant will abide by all rules and regulations of the Head Landlord with respect to the same;

(e)	that the Head Landlord has the rights reserved in the Head Lease and this Sub-Lease is subject to such rights, including without limitation, the rights described in Article 17 thereof.
     21.3 The Tenant acknowledges that the Landlord is required to obtain the consent of the Head Landlord to the grant of this Sub-Lease on the terms herein contained and that prior to granting its consent, the Head Landlord requires covenants in favour of the Head Landlord from the Tenant as provided in this Sub-Lease. The Tenant acknowledges the receipt of valuable consideration for such covenants made by the Tenant in favour of the Head Landlord by the giving of the consent of the Head Landlord to this Sub-Lease.
ARTICLE 22 — OVERHOLDING
     22.1 If the Tenant shall continue to occupy the Premises after the expiration or earlier termination of the Term granted hereby and the Landlord shall accept Rent, the new tenancy thereby created shall not be yearly but shall be deemed to be a monthly tenancy and shall be subject to the covenants and conditions save and except those relating to the Term in this Sub-Lease insofar as the same are applicable to a tenancy from month to month.
ARTICLE 23 — ARBITRATION
     23.1 Any dispute required to be determined by arbitration in accordance with the provisions of this Sub-Lease shall be determined by a single arbitrator if the Landlord and Tenant can agree on a single arbitrator within 7 days of receipt of notice to arbitrate given by one party hereto to the other (the “Arbitration Notice”) and if the Landlord and the Tenant cannot agree on a single arbitrator within such period such dispute shall be determined by the decision of the majority of three arbitrators, one to be appointed by each of the parties within fourteen (14) days of the receipt of the Arbitration Notice and the third to be appointed by such two arbitrators within 28 days of receipt of the Arbitration Notice. The third arbitrator shall be the chairman of the arbitration. The arbitration shall be initiated and conducted in accordance with the provisions of the Commercial Arbitration Act of British Columbia as amended from time to time. The determination or award of the arbitration shall be in writing, shall be binding upon the Parties and may contain an order as to the costs of the arbitration. If there is no order as to the costs of the arbitration, each party shall bear its own costs and one half of the common costs of the arbitration. The costs of the arbitration shall not be limited to those set out in the tariff or schedule to the Commercial Arbitration Act as amended from time to time referred to and determined by arbitration in Vancouver, British Columbia at an office or place of business selected by the sole arbitrator or the chairman of the arbitration hereinafter appointed, as the case may be, and the reasonable fees and disbursements of the single arbitrator or the third arbitrator for his or her professional time shall be considered costs of the arbitration.
ARTICLE 24 — NOTICES
     24.1 All notices, demands and other writings (hereinafter called a “Notice”) contemplated to be given, made or sent, by any party to any of the others pursuant to this Sub-Lease shall be in writing addressed to the other or others at its address hereinbefore given, or if any party has notified the others in writing of a change of its address, at the last address of which notice has been given pursuant to this clause. Any Notice shall be deemed to have been received on the date of actual delivery if delivered, or the date of receipt at such address if mailed, or the date of confirmation of transmission if sent by facsimile transmission. No other method of delivery or giving of written notice or demand is precluded by this clause.
ARTICLE 25 — INDEMNITY
     25.1 In consideration of the Landlord entering into this Sub-Lease and in consideration of the sum of $10.00 now paid by the Landlord and for other good and valuable consideration (the receipt of which is hereby acknowledged by the Covenantor) the Covenantor hereby makes the following indemnity and agreements with and in favour of the Landlord that:

(a)	the Covenantor covenants with the Landlord:
(i)	to make the due and punctual payment of all Rent, money and charges expressed to be payable under this Sub-Lease by the tenant during the Term and renewals, extensions and continuations of the Term and overholding after the Term,

(ii)	to effect prompt and complete performance of each of the terms contained in this Sub-Lease on the part of the Tenant to be kept observed or performed during the Term and any renewals, extensions and continuations of the Term and overholding after the Term,

(iii)	to indemnify and save harmless the Landlord from all losses, costs and damages arising out of any failure to pay the Rent, money and charges or the failure by the Tenant to perform any of the terms of this Sub-Lease;
(b)	the Covenantor expressly waives notice of acceptance of this indemnity and all notices of non-performance, non-payment, and non-observance on the part of the Tenant of the terms, covenants, conditions and provisions of this Sub-Lease;

(c)	any notice waived by the Tenant or given or deemed to have been given by the Landlord to the Tenant shall be deemed to have been waived by or given simultaneously to the Covenantor;

(d)	the Covenantor is jointly and severally bound with the Tenant for the fulfillment of all obligations of the Tenant under this Sub-Lease as though the Covenantor had been named with the Tenant in the Sub-Lease as the “Tenant”, and in the enforcement of its rights under this Sub-Lease, the Landlord may proceed against the Covenantor as if the Covenantor were so named and had so executed this Sub-Lease,

(e)	without limiting the generality of the foregoing, the liability of the Covenantor under this indemnity shall not be deemed to have been waived, released, discharged, impaired or affected by reason of the release or discharge of the Tenant in any receivership, bankruptcy, winding-up or other creditor’s or debtor’s proceeding in respect of the Tenant, or any release or discharge therefrom, and such liability shall continue with respect to the periods prior thereto. The liability of the Covenantor shall not be affected by any repossession of the Lands and Premises or any portion of the Lands and Premises by the Landlord or by the recognition of any subtenant or Tenant; s mortgagee;

(f)	in the event of a default by the Tenant or the Covenantor under this Sub-Lease, the Covenantor waives any right to require the Landlord to:
(i)	proceed against the Tenant or other obligor or pursue any rights or remedies with respect to this Sub-Lease,

(ii)	proceed against or exhaust any security held by the Landlord of the Tenant or other person, or

(iii)	pursue any other remedy whatsoever in the Landlord’s power, before proceeding against the Covenantor;
(g)	the Landlord shall have the right to enforce this indemnity regardless of the acceptance of additional security from the Tenant or any other person and regardless of the release or discharge of the Tenant or any other obligor in respect of the Sub-Lease, whether granted by the Landlord or by others or by operation of any law; and

(h)	no action or proceeding brought or instituted under this indemnity and no recovery in pursuance of this indemnity shall be a bar or defence to any further action or proceeding which may be brought under this indemnity by reason of any further default in the performance or observance of any of the terms, covenants, conditions or provisions in this Sub-Lease or this indemnity.
     25.2 The Indemnity and agreements in clause 25.1 are absolute and unconditional and the obligation of the Covenantor shall not be released, discharged, mitigated, impaired or affected by:
(a)	any extensions of time, indulgences or modifications which the Landlord may extend or make with the Tenant in respect of the observance or performance of any of the obligations of the Tenant under this Sub-Lease;

(b)	any waiver by the Landlord of, or neglect or failure of the Landlord to enforce, any of the terms, covenants, conditions or provisions of this Sub-Lease.
     25.3 No modification of this indemnity shall be effective unless it is in writing and signed by the Covenantor and two authorized representatives of the Landlord.
     25.4 The Covenantor shall do all such acts and execute all such deeds and assurances as the Landlord may reasonably require to give effect to the intent of this indemnity.
     25.5 If any other person at any time joins in the covenants of the Covenantor under this Sub-Lease, the obligations and liabilities of each such person and the Covenantor shall be joint and several.
ARTICLE 26 — RIGHT TO RELOCATE TENANT
     26.1 If the Landlord requires the Premises during the Term, the Landlord may by written notice to the Tenant relocate the Tenant to other premises sufficient for the use permitted under this Sub-Lease for the Premises. Such notice shall state the effective date of such relocation, which shall not be less than one month after the date of the notice. If the Tenant so relocates, the Landlord shall pay the reasonable moving costs of relocating the Tenant to such substitute premises. If the unexpired portion of the Term which would exist after the effective date of such relocation is less than two years, the Tenant may elect by notice to the Landlord given within 15 days of the date of such notice to relocate, to terminate this Sub-Lease on the effective date of such relocation, in lieu of relocating, whereupon this Sub-Lease shall expire on the date that the Tenant would have been required to relocate.

ARTICLE 27 — OPTION TO RENEW
     27.1 Provided that the Tenant pays Rent and performs each and every one of the covenants, provisos and agreements herein contained on the part of the Tenant to be paid and performed punctually and in accordance with the provisions of this Sub-Lease, and provided that the Tenant has interacted with the faculty and staff of the Head Landlord and used the services of the Head Landlord such as the library, computing, networking, security, athletic services of the Head Landlord, all in a manner and to an extent satisfactory to the Head Landlord, the Landlord shall grant to the Tenant one option of renewal for a period described in the Basic Terms (the “Renewal Term”). This option of renewal shall be exercised by the Tenant by giving written notice to the Landlord not less than six (6) months prior to the end of the Term electing to renew the Term for the Renewal Term on the same terms and conditions set forth in this Sub-Lease, save and except this option of renewal shall not form part of the Sub-Lease of the Renewal Term, the Landlord shall have no obligation to do any work described as Landlord’s Work, there shall be no fixturing period, and no rent forgiveness or tenant inducements, and the Rent. The Rent for the Renewal Term shall be determined as hereinafter provided.
     27.2 Rent payable with respect to the Renewal Term shall be the greater, per month, of:
(a)	the Rent paid per month during the last twelve (12) month period of the preceding Term; or

(b)	the fair market rental value for space of comparable size, quality and location to that of the Premises as at the commencement date of the Renewal Term.
     27.3 The Parties shall make bona fide efforts to agree as to the fair market rental value with respect to the Premises for the Renewal Term. If however, the Parties have not agreed as to the amount of Rent by the sixtieth (60th) clay prior to the commencement of the Renewal Term, then such Rent shall be determined by arbitration as referred to in Article 23.
     27.4 If the Tenant fails to exercise the option of renewal within the prescribed time period referred to in clause 27.1, such option of renewal will be null and void and the Tenant shall have no further options of renewal in respect of this Sub-Lease.
     27.5 Provided that the Tenant, being entitled to do so, renews the Term of the Sub-Lease and pays Rent and performs each and every one of the covenants, provisos and agreements herein contained on the part of the Tenant to be paid and performed punctually and in accordance with the provisions of this Sub-Lease, and provided that the Tenant has interacted with the faculty and staff of the Head Landlord and used the services of the Head Landlord such as the library, computing, networking, security, athletic services of the Head Landlord, all in a manner and to an extent satisfactory to the Head Landlord, the Landlord shall grant to the Tenant one option of renewal for a period described in the Basic Terms as the Second Renewal Term. This option of renewal shall be exercised by the Tenant by giving written notice to the Landlord not less than six (6) months prior to the end of the immediately preceding Term electing to renew the Term for the Second Renewal Term on the same terms and conditions set forth in this Sub-Lease, save and except there shall be no further option of renewal, the Landlord shall have no obligations to do any work described as Landlord’s Work, there shall be no fixturing period, and no rent forgiveness or tenant inducements, and the Rent. The Rent for the Second Renewal Term shall be determined as hereinafter provided. There shall be no further options of renewal of the Renewal Term.

     27.6 Rent payable with respect to the Second Renewal Term shall be the greater, per month, of:
(a)	the Rent paid per month during the last twelve (12) month period of the immediately preceding Term; or

(b)	the fair market rental value for space of comparable size, quality and location to that of the Premises as at the commencement date of the Second Renewal Term.
     27.7 The Parties shall make bona fide efforts to agree as to the fair market rental value with respect to the Premises for the Second Renewal Tenn. If however, the Parties have not agreed as to the amount of Rent by the sixtieth (60th) day prior to the commencement of the Second Renewal Term, then such Rent shall be determined by arbitration as referred to in Article 23.
     27.8 If the Tenant fails to exercise the second option of renewal within the prescribed time period referred to in clause 27.5, such option of renewal will be null and void and the Tenant shall have no further options of renewal in respect of this Sub-Lease.
ARTICLE 28 — GENERAL TERMS
     28.1 Subject to the terms of this Sub-Lease, the Tenant shall observe and cause its employees, invitees and others over whom the Tenant can reasonably be expected to exercise control, to observe such rules and regulations and amendments and changes therein, not inconsistent with the permitted use of the Premises and the terms of this Sub-Lease, as may hereinafter be made by the Head Landlord or the Landlord of which notice in writing shall be given to the Tenant and all such rules and regulations shall be deemed to be incorporated into and form part of this Sub-Lease.
     28.2 No condoning, excusing or overlooking by the Landlord of any default, breach or non-observance at any time or times in respect of any covenant, proviso or condition herein contained shall operate as a waiver of the Landlord’s rights hereunder with respect to any continuing or subsequent default, breach or non-observance, or so as to defeat in any way the rights of the Landlord in respect of any such continuing or subsequent default or breach, and no waiver shall be inferred from or implied by anything done or omitted by the Landlord save only an express waiver in writing.
     28.3 The Tenant shall comply with all unemployment insurance and workers compensation legislation and regulations applicable to it and the occupation and conduct of its business in the Premises and shall require all of its agents and contractors to similarly comply.
     28.4 The Landlord and the Tenant covenant to cooperate with each other in minimizing the effect of any labour dispute which either party may have upon the operations of the other party. The Landlord and the Tenant each covenant that in the event of a labour dispute the party hereto involved in such dispute shall take all appropriate steps to protect the party hereto not involved in the dispute from the interference with its operations caused by the dispute and without limiting the generality of the foregoing to eliminate picketing which may cause such interference. Such steps shall be taken at the expense of the party involved in the dispute and the non-involved party shall have the right to retain counsel at its own expense to recommend to the party involved in the dispute appropriate action to protect the party not involved. In the event of such recommendation, the party involved shall give due consideration to the recommendation of counsel for the party not involved. This clause shall not be construed to require a party involved in a dispute to meet the demands of any party with whom it has the dispute. Neither the

Landlord nor the Tenant shall bring action against, or claim damages or compensation from the other for any loss, cost, expense or liability suffered as a result of a labour dispute other than in respect of a breach of the covenant contained in this clause 28.4.
     28.5 No exercise of a specific right or remedy by the Landlord precludes it from or prejudices it in exercising another right or pursuing another remedy or maintaining an action to which it may otherwise be entitled either at law or in equity.
     28.6 In the event the Landlord sells, transfers, or assigns its interest in the Building, then so long as the purchaser, transferee or assignee agrees to assume, observe and perform, as landlord, the covenants, conditions and agreements on the part of the Landlord to be observed and performed in this Sub-Lease, the Landlord shall no longer have any duties and obligations under this Sub-Lease, and consequently, shall not be liable to the Tenant for the performance of any such duties and obligations.
     28.7 At any time and from time to time upon not less than seven (7) days prior notice, the Tenant shall execute and deliver to the Landlord and, if required by the Landlord, to the Head Landlord or to any mortgagee or prospective purchaser of the Landlord’s interest a statement in writing certifying that this Sub-Lease is unmodified and in full force and effect (or, if modified, stating the modifications and that the same is in full force and effect as modified), the amount of the Rent then being paid hereunder, the dates to which the same and other charges hereunder have been paid, by installments or otherwise, and whether or not there is any existing default on the part of the Landlord of which the Tenant is aware or has notice and any other matters pertaining to this Sub-Lease as to which the Landlord shall request.
     28.8 If the Premises or any part thereof are expropriated or condemned at any time during the Term, the Landlord shall have no liability to the Tenant for the Landlord’s inability to fulfill any of its covenants herein, but in each such event the Landlord and the Tenant may seek compensation separately from the expropriating authority but shall co-operate in seeking such compensation, and if a joint award of compensation is made, it shall be divided as agreed between the Landlord and the Tenant and failing agreement within 90 days of the award, as determined by arbitration pursuant to Article 23,
     28.9 Whenever the Landlord’s consent is required under this Sub-Lease, the same shall not be deemed to have been given unless in writing, and the Landlord may refuse to consent to any matter or thing if the Landlord is required pursuant to the terms of the Head Lease to obtain the consent of the Head Landlord to such matter or thing and the Head Landlord does not consent or if the granting of the consent of the Landlord may result in the Landlord being in default of its obligations under any other covenants or agreements of the Landlord.
     28.10 Time is expressly declared to be of the essence of this Sub-Lease and of each and every term, covenant, agreement, condition and provision hereof and observance and performance thereof.
     28.11 This Sub-Lease is made in accordance with the laws of the Province of British Columbia and is to be construed and interpreted in accordance therewith. Any action or proceeding arising concerning this Sub-Lease shall be brought in the courts of the said Province and the parties attorn exclusively to the said courts.
     28.12 The index and Article headings in this Sub-Lease are for convenience only and are not to be considered in the construction of this Sub-Lease or as in any way limiting or amplifying the provisions hereof.

     28.13 This Sub-Lease and the schedules and riders, if any, attached hereto and forming a part hereof and the Agreement to Lease described in the Basic Terms set forth all the covenants, promises, agreements, conditions and understandings between the Landlord and the Tenant concerning the Premises and there are no representations, covenants, agreements, conditions or understandings, either oral or written, between them other than which are herein set forth. Except as herein otherwise provided, no subsequent alteration, amendment, change or addition to this Sub-Lease shall be binding upon the Landlord or the Tenant unless in writing and signed by each of them,
     28.14 If any term, covenant or condition of this Sub-Lease or the application thereof to any person or circumstance shall, to any extent, be held or rendered invalid, void unenforceable or illegal, it or its application shall be considered separate and severable from this Sub-Lease to such extent and the remainder of this Sub-Lease, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid, void, or unenforceable or illegal, shall not be affected thereby and each term, covenant or condition of this Sub-Lease shall be valid and enforceable to the fullest extent permitted by law.
     28.15 The language in all parts of this Sub-Lease shall in all cases be construed as a whole and not strictly for nor against either the Landlord or the Tenant.
     28.16 Whenever the context so requires, the neuter gender shall include the masculine and the feminine, and the singular number shall include the plural, and vice versa.
     28.17 Each of the Parties agrees to do all acts and sign such documents as may be requested by any of the other Parties in order to give effect to the terms and intentions expressed herein.
     28.18 This Sub-Lease shall enure to the benefit of, and be binding upon and apply to the successors and assigns of the Landlord and the successors, permitted assigns, and permitted subtenants of the Tenant.
     IN WITNESS WHEREOF the Parties hereto have executed this Sub-Lease by signing the same after the Basic Terms hereof.

SCHEDULE “A” — LANDLORD’S WORK
     The work to be done to the Premises and described as Landlord’s Work is as follows:
     The Landlord shall construct a demising wall to create the Suite 208 Premises, such wall to be dry-walled and painted a colour that reasonably matches the existing wall colour. The Tenant accepts the Premises on an “As-Is” basis, unreasonable wear and tear excepted and no further Landlord’s Work shall be required unless such work is requested by the Tenant at the Tenant’s cost and the Landlord agrees to complete such work.
     The Tenant shall not be entitled to make any changes to the work without the Landlord’s prior written consent, and any such changes shall be made at the sole cost of the Tenant, such cost to be paid in advance of the Landlord commencing the Landlord’s Work and prior to such changes being undertaken or any cost incurred with respect to the same, if the Tenant requests changes to the Landlord’s Work and the Landlord consents to the same, and the Tenant pays the estimated cost of the same in advance, the Landlord’s Work shall be amended to include such changes. The Tenant shall pay the actual costs of the same when known, and the parties shall make the appropriate adjustments with respect to the payment of the cost of estimated changes. If the Tenant has not paid the cost of such changes prior to the date that the Landlord commences to construct the Landlord’s Work, the Landlord may complete the Landlord’s Work without changes, and the Tenant shall not be entitled to request any changes, or the Landlord may make the changes and in such case the Tenant shall immediately pay the actual costs of the same which shall be collectable as rent.

SCHEDULE “A”-1

SCHEDULE “B” — PLAN OF CAMPUS
LOCATION MAP

SCHEDULE “B”-1

SCHEDULE “C” — SKETCH OF PREMISES

SCHEDULE “C”-1

SCHEDULE “D” — EXCLUSIVE SUPPLIERS
1.	Coca-Cola Bottling Ltd.

2.	Aramark Canada

3.	Air Canada

4.	Telus

SCHEDULE “D”-1